Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Acuren Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered (3)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c), (f)(1) and (f)(3)	95,702,295	(1)	N/A	$849,707,788.77	(2)	$0.00015310	$130,090.26
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—	—		—	—
Total Offering Amounts										$130,090.26
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$130,090.26

(1)	Represents the maximum number of shares of Acuren Corporation, a Delaware corporation (“Acuren”) common stock, par value $0.0001 per share (“Acuren Common Stock”), estimated to be issuable by the registrant upon the completion of the proposed merger pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and between Acuren, NV5 Global, Inc. (“NV5”), Ryder Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Acuren (“Merger Sub I”), and Ryder Merger Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of Acuren (“Merger Sub II”), pursuant to which Ryder Merger Sub I will merge with and into NV5, with NV5 surviving such merger as a wholly owned subsidiary of Acuren (the “First Merger”) immediately following which, the surviving corporation of the First Merger will merge with and into Merger Sub II, with Merger Sub II surviving such merger (the “Second Merger,” and together with the First Merger, the “Merger”) as a wholly owned subsidiary of Acuren. The number of shares of Acuren Common Stock being registered is based on the sum of (a) 63,180,650 shares of common stock, par value $0.01 per share, of NV5 (“NV5 Common Stock”) issued and outstanding, including shares underlying outstanding restricted stock awards or in respect of restricted stock units that, in each case, will accelerate pursuant to the terms of the Merger Agreement (as of May 28, 2025), multiplied by 1.3636 (which represents the maximum number of shares of Acuren Common Stock issuable for each share of NV5 Common Stock in the Merger) and (b) 3,962,531 shares of NV5 Common stock underlying restricted stock awards (each a “NV5 RSA”) which are estimated to be replaced with a grant of a restricted stock award of Acuren (each a “Replacement RSA”), multiplied by 2.4129 (which represents the maximum number of Replacement RSAs which will be granted per NV5 RSA in connection with the Merger).

(2)	Calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the securities being registered was calculated based on the product of (a) $22.065, the average of the high and low prices per share of NV5 Common Stock on the Nasdaq Stock Market on June 2, 2025, multiplied by (b) 67,143,181 (which represents the aggregate number of shares of NV5 Common Stock estimated to be exchanged in the Merger, as described in footnote (1) above), minus $631,806,500.00 (the estimated amount of cash to be paid by the registrant to NV5 stockholders in the Merger).

(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional Common Stock which may be offered and issued by reason of any stock dividend, stock split, recapitalization or other similar transaction.